* Indicates where text has been omitted pursuant to a request for confidential treatment. The omitted text has been filed separately with the Securities and Exchange Commission.



AGREEMENT


1        PARTIES

1.1      The parties to this agreement are

1.1.1    Electronic Media Network Limited; and

1.1.2    MultiChoice African (Proprietary) Limited.

1.2      The parties agree as set out below.


2        INTERPRETATION

2.1 In this agreement, unless inconsistent with or otherwise indicated by the context -

2.1.1 "The Act" means the Independent Broadcasting Authority Act, No. 153 of 1993, as amended;

2.1.2 "Affiliate" means, in relation to any party, any person which, directly or indirectly

2.1.2.1  is controlled by that party;

2.1.2.2  controls that party; or

2.1.2.3  is under common control with that party;

2.1.3 "this agreement" means this document together with all appendices attached hereto;

2.1.4 "the channel" means the television programming services known as M-Net Domestic and M-Net Africa operated by M-Net;

2.1.5 "clearances" means all consents, clearances and licenses required from the copyright holders of the programming material transmitted as part of the channel to distribute such programming material in the territory, including all necessary music, mechanical transfer and performing rights clearances;

2.1.6 "the CPI" means when used in connection with subscription fees for the M-Net domestic service the weighted average consumer price index, all items, as notified by the Secretary of Statistics, of the 12 (twelve) areas specified in the notice (with the average for 1990 as the base which equals 100 (one hundred)) or when used in connection with subscription fees for the M-Net Africa service, the United States Consumer Price Index as published by the United States Department of Commerce. In the case of either index being replaced by an index of a different nature, such index shall be used duly adjusted as if the same index is used, provided that if such index is replaced by an index with a different base, the replacing index shall be used but it shall be adjusted in order to correspond with the index as set out above;

2.1.7 "decoder" means an individual addressable stand-alone device capable of receiving and, when enabled, of decrypting the M-Net signals;

2.1.8 "delivery failure" means any material disruption, discontinuance or interruption in or other interference with the delivery of the M-Net signals by M-Net to MultiChoice or delivery of the M-Net signals by MultiChoice to the subscribers;

2.1.9 "the effective date" means, notwithstanding the date on which this agreement is signed, * 1995;

2.1.10 "encryption" means the scrambling of a signal so that such signal can only be clearly viewed by means of a compatible decoder;

2.1.11 "the equated number of subscribers" means a notional number of subscribers calculated by dividing the gross subscription fees actually charged by MultiChoice for the month to all the subscribers to the channel by the subscription fee which applies during that month;

2.1.12 "free television systems" means any form of television or other transmission system by means of which a person can receive audio visual programming or services on a television set free of the payment of the subscription fee;

2.1.13 "miscur report" means a monthly report generated by MultiChoice detailing the status and number of gross and equated subscribers for that month;

2.1.14 "M-Net" means Electronic Media Network Limited, a company duly incorporated in the Republic of South Africa with registration number 85/02853/06 and having its principal place of business at 11 Grove Street, Randburg, South Africa;

2.1.15 "the M-Net marks" means the trade names, trade marks, logos and service marks used from time by M-Net in connection with the M-Net signals, the name of the channel, the titles of the programmes transmitted as part of the channel and the corporate names of M-Net, being marks belonging solely and exclusively to M-Net or the owner of the copyright in the relevant programme(s), as the case may be;

2.1.16 "M-Net signals" means the signals comprising the MND signal and MNA signal;

2.1.17 "MNA signal" means the signal comprising the television programming service known as "M-Net Africa" which is a service comprising predominantly current feature films, occasional specials, occasional series, and, local production targeting audience needs in Africa excluding South Africa, Namibia and Lesotho;

2.1.18 "MND signal" means the signal comprising the television programming service known as "M-Net Domestic" which is a service comprising predominantly current feature films, occasional specials, occasional series, predominantly live sport, local production and children's programming targeting audience needs in South Africa, Namibia and Lesotho;

2.1.19 "MCL" means MultiChoice Limited, a public company duly incorporated in the Republic of South Africa with registration number 93/05613/06 and having its principal place of business at 75 Republic Road, Randburg, South Africa;

2.1.20 "month" means each calendar month throughout the duration of this agreement;

2.1.21 "MultiChoice" means MultiChoice Africa (Proprietary) Limited, a private company with a share capital duly incorporated in the Republic of South Africa, with registration number 94/09083/07 and having its principal place of business at 75 Republic Road, Randburg, South Africa;

2.1.22 "the MultiChoice marks" means the trade names, trade marks, logos and service marks used from time to time by MultiChoice;

2.1.23   "the parties" means the parties to this agreement;

2.1.24 "pay television systems" means any form of television or other transmission system by means of which a person can receive substantially encrypted audio-visual programming or services on a television set in unencrypted format, subject to payment of the subscription fee;

2.1.25 "privacy" means the unauthorised use of the MultiChoice algorithm for decrypting the M-Net signals or the unauthorized broadcasting of the M-Net signals;

2.1.26 "the satellites" means the Intelsat satellites situated at 63 degree E and 332,5 degree E;

2.1.27 "signal" means a programme carrying signal incorporating a broadcast as defined in the Copyright Act 1976;

2.1.28 "SMS" means Subscriber Management Services supplied by MultiChoice as stipulated in this agreement;

2.1.29   "South Africa" means the Republic of South Africa;

2.1.30 "subscriber" means a person who has contracted to pay a fee to MultiChoice to receive the channel as supplied by MultiChoice on an audio-visual monitor;

2.1.31 "subscription fee" means a monthly fee charged by MultiChoice to a single unit dwelling subscriber in consideration for the right afforded to that subscriber to receive and view the channel on an audio-visual monitor;

2.1.32 "television programming services" means the compilation and origination of all forms of television programming for exhibition to members of the public, including subscribers, which shall include the generation of television broadcasts and programme- carrying signals;

2.1.33   "television systems" means free and/or pay television systems;

2.1.34   "Territory" means the countries listed in Appendix 1 hereto;

2.1.35   any reference to the singular includes the plural and vice versa;

2.1.36 any reference to natural persons includes legal persons and vice versa;

2.1.37   any reference to a gender includes the other genders.

2.2 The clause headings in this agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

2.3 Words and expressions defined in any sub-clause shall, for the purposes of the clause of which that sub-clause forms part, bear the meaning assigned to such words and expressions in that sub-clause.

2.4 If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive clause in the body of the agreement, notwithstanding that it is only contained in the interpretation clause.

2.5 If any period is referred to in this agreement by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday, in which case the day shall be the next succeeding day which is not a Saturday, Sunday or public holiday.

2.6 This agreement relates only to analogue television programming services and not to digital television programming services.

2.7 This agreement shall be governed by and construed and interpreted on accordance with the law of South Africa.


3        INTRODUCTION

3.1      It is recorded that -

3.1.1 M-Net entered into a service agreement with MCL pursuant to the disposal of its SMS business to MCL;

3.1.2 MCL has disposed of its SMS business to MultiChoice in terms of the MultiChoice Contribution Agreement entered into between MCL, MultiChoice and M-Net on 27 March 1995;

3.1.3 the MultiChoice Agreement is subject to the suspensive condition that the service agreement referred to in 3.1.1 be assigned to MultiChoice subject to such alterations as Richemont SA may require.

3.2 The parties have agreed to affect the assignment contemplated in 3.1.3 by entering into a new agreement containing the terms and conditions set out herein.

PART 1 - EXHIBITION OF CHANNEL

4        RIGHT TO EXHIBIT THE M-NET TELEVISION PROGRAMMING SERVICES

4.1 M-Net hereby grants to MultiChoice, which hereby accepts, the right, to exhibit and otherwise license the reception and distribution of the channel over pay and/or free television systems within the territory and to encrypt and decrypt the M-Net signals for the benefit of such subscribers in the territory on the terms and conditions set out in this agreement.

4.2 The M-Net signals shall be received and distributed every day of the week for a minimum of 12 (twelve) hours in the case of MND and for a minimum of 8 (eight) hours in the case of MNA which shall include the period from 18:00 to 24:00 on every day.

4.3 Except for the employment of Orbicom (Proprietary) Limited as signal distributor MultiChoice shall not grant any sub-licence for the purpose of transmitting the M-Net signals nor assign any of its rights and obligations under this agreement to any third party without the prior written consent of M-Net, which shall not be unreasonably withheld.


5        SUBSCRIPTION FEES

5.1 It is recorded that the subscription fees payable by subscribers for the channel for the year starting 1 June 1995 are set out in Appendix 2 for the various countries and areas falling within the territory.

5.2 Increases in subscription fees shall be determining from time to time in respect of the annual periods commencing on 1 June 1996 by agreement between the parties and such increases shall take effect on 1 June each year or on such other date as the parties may agree upon in writing.

5.3 The parties shall negotiate any increase in subscription fees in good faith, and in particular taking into account affordability, profitability and the competitive environment.

5.4.1 In the event of the parties not being able to reach agreement on the levels of subscription fees on or before a day two months prior to the date on which the new subscription fees are to take effect, the matter shall be determined in terms of 20, provided that notwithstanding anything to the contrary contained in this agreement, pending such determination the subscription fees shall be increased on the date on which the new subscription fees are to take effect by the same percentage as the percentage increase in the CPI for May (or such other month as may be agreed upon) over the CPI for the same month of the immediately preceding year.

5.4.2 Should the adjudicators mentioned in 20 not reach a decision within the period contemplated in 20.3, the parties shall not be entitled to cancel this agreement as contemplated in the sub-clause but after the expiry of four months of the six month period referred to in 5.4.1 the parties shall again engage in negotiations in an attempt to reach agreement on the increase in the subscription fees and should they fail to reach agreement within 30 days, the matter shall again be determined in terms of 20 and the balance of the provisions of 5.4.1 shall again apply.

5.5 MultiChoice shall collect the subscription fee from each subscriber having the right to receive the channel.

5.6 MultiChoice shall be liable for all bad debts arising out of the failure to collect monthly subscription fees from subscribers.

5.7 The charges levied on all other subscribers than single unit dwelling subscribers shall be determined by MultiChoice in its discretion.

6        CONSIDERATION

6.1 It is recorded that the portion of the subscription fee charged by MultiChoice, acting as M-Net's agent for the year starting 1 June 1995 is as set out in Appendix 3 for the various countries or areas falling within the territory.

6.2 In consideration of the grant of the right to exhibit the channel, MultiChoice, acting as M-Net's agent, shall collect monthly and pay to M-Net the portion of the fee per subscriber set out in Appendix 3 multiplied by the enabled equated number of subscribers in respect of the country, or area concerned at the end of the month concerned.

6.3 All fees payable pursuant to the provisions of this clause 6 to M-Net in respect of the MND channel shall be paid within 14 (fourteen) days of the end of the relevant month. Fees in respect of the MNA channel shall be paid to M-Net annually in arrears within 30 (thirty) days of MultiChoice's financial year end.

6.4 To enable M-Net to verify any fees payable to it, MultiChoice shall submit to M-Net, together with each payment, but in any event within 14 (fourteen) days of the end of each month, a certificate signed by an authorised representative of MultiChoice, setting out-

6.4.1 the total number of subscribers on the first day and on the last day of the month in question; and

6.4.2 the total number of new subscribers connected and the total number of former subscribers disconnected from the channel during such month; and

6.4.3    the computations effected to determine the amount due in terms of 6.1;
         and

6.4.4    the closing miscur report for that month.

6.5 Any payment made by MultiChoice shall, expect in the case of fraud or manifest error or where the amount concerned is subject to a studio audit, be deemed to be accurate and complete if neither MultiChoice nor M-Net has disputed the accuracy or completeness of such payment by notice to the other within 12 (twelve) months from the date of receipt by M-Net of such payment.

6.6 All amounts specified in this agreement shall be exclusive of any value-added tax which may be levied in terms of the Value-Added Tax Act, 1991, as amended and/or any other similar fee or levy which may be payable. In this regard such VAT, levy or fee shall be added to the price payable by any party.

7        INSPECTION OF RECORDS

7.1 MultiChoice shall supply to M-Net within 120 (one hundred and twenty) days of each anniversary of the effective date, or in the case of termination for whatever reason, within 120 (one hundred and twenty) days of the date of termination, a statement certified by the chief financial officer of MultiChoice certifying the completeness and accuracy of all information contained in all of the reports and statements supplied by

         MultiChoice to M-Net with respect to the preceding year or aforesaid portion.

7.2 MultiChoice shall keep, or cause to be kept, detailed and accurate records and books of account in respect of its subscriber base and of all payments effected under this agreement, containing all information required for the determination and verification of all fees paid or payable under this agreement.

7.3 MultiChoice shall use all reasonable endeavours to maintain for a period of 5 (five) years records relating to the number of subscribers during each month and all information which is to be provided to M-Net pursuant to this agreement.

7.4.1 M-Net shall be entitled to examine or audit any such books and records (including the miscur report) and take coples and extracts therefrom during normal business hours upon less than 5 (five) days prior written notice, provided that such inspection or audit shall take place not more frequently than twice in any 12 (twelve) month period.

7.4.2 MultiChoice shall permit any studio contracted to M-Net to examine or audit the miscur report in accordance with the provisions contained in 7.4.1.

7.5 If any inspection or audit carried out by or on behalf of M-Net reveals that MultiChoice has underreported the amount payable to M-Net, MultiChoice shall make immediate payment to M-Net of the amount due and owing. If any inspection or audit reveals that MultiChoice has over reported the amount payable to M-Net, M-Net shall make immediate payment to MultiChoice of the amount overpaid save where M-Net has paid third party programme suppliers based on over reported figures and is reasonably unable to obtain refunds from such third parties, in which event the amount to be refunded to MultiChoice shall be reduced accordingly.

7.6 All costs of auditing shall be borne by M-Net unless the miscur report is found to be materially inaccurate, in which case the costs shall be borne by MultiChoice. For purposes of this sub-clause a miscur report which differs in respect of any figure from the correct figure by more that 5% shall be deemed to be materially inaccurate. Should M-Net incur any liability to pay fines or penalties to third parties as a direct result of incorrect reporting by MultiChoice, MultiChoice shall be liable to M-Net to reimburse it any such fines or penalties actually paid by M-Net.


8        PROPRIETARY AND INTELLECTUAL PROPERTY RIGHTS

8.1 M-Net acknowledges that all proprietary and intellectual property rights arising from the conduct by MultiChoice of its business shall, as between M-Net and MultiChoice vest exclusively in MultiChoice.

8.2 MultiChoice shall not at any time be obligated to disclose to M-Net the identity or addresses of subscribers except at the special written request of M-Net for the sole purpose of conducting market research as specified in Appendix 4 or otherwise by agreement between the parties.

8.3 In each case, M-Net shall treat such identity and addresses of subscribers as confidential and shall not utilise or disclose any such names and addresses to any person for any purpose other than as set forth in 8.2 above. The obligations described in the sub-clause shall be regarded as material obligations of M-Net.

9        PERIOD

9.1      This agreement shall

9.1.1    commence on the effective date; and

9.1.2.   continue for an initial period of 7 years.

9.2 This agreement shall be automatically renewed after 7 years, subject to the renewal of M-Net's broadcast licence in terms of the Act, on the same terms and conditions set out herein for a period * and, thereafter, for successive periods of 12 months provided that the parties are able to reach an agreement regarding the fees payable during each renewal period within 30 days prior to the expiry of the current period. The provisions of 5 shall apply for the five-year renewal period only.

10       OBLIGATIONS OF M-NET

10.1 M-Net shall, at its own cost deliver the M-Net signals as set out in Appendix 5. The M-Net signals shall include audio, video and data signals comprising the channel as a fully mixed feed of moving and still pictures in unencrypted form.

10.2 M-Net shall ensure that the technical specifications of the M-Net signals shall at all times be such that, if they are properly transmitted, all subscribers with properly functioning decoders shall be able to receive the channel in broadcast quality, without interruption or interference, as set out in Appendix 5.

10.3 M-Net shall notify MultiChoice of all relevant material information relating to the delivery of its channels as soon as it becomes aware of it.

10.4 M-Net shall take all possible steps to prevent and rectify delivery failures.

10.5 M-Net will provide MultiChoice with suitable video tape library and storage services as may be required from time to time, subject to availability and the acceptance of a market related quote.

10.6 M-Net will provide a suitable un-interrupted power supply to its Broadcast Centre so as to ensure minimum breakdowns of MultiChoice's equipment housed in Broadcast Centre, at a pre-negotiated fee, which shall be subject to annual revision. The provisions of this clause shall apply mutatis mutandis to the computer and uplink rooms.

10.7 M-Net will make available its studio and post-production facilities to MultiChoice at its per hour rate in accordance with the Broadcast Services rate card as may be required from time to time, subject to M-Net's own usage requirements.

11.      OBLIGATIONS OF MULTICHOICE

         MultiChoice shall -


11.1 ensure the encryption of the M-Net signals before transmitting the M-Net signals from the uplink facility and the Ovid room except as may be required by M-Net and otherwise authorised by its broadcasting license;

11.2 procure the transmission of the M-Net signals from the uplink facility and the Ovid room to the territory by means of satellite or otherwise;

11.3 market the channel to pay TV viewers in the territory as part of the MultiChoice package and, either itself or through its nominees, agents or affiliates, conclude subscription agreements with such pay TV viewers;

11.4 arrange for the availability of appropriate hardware capable of receiving and decoding encrypted signals throughout the territory and for this purpose procure at its own risk the manufacture, distribution, sale, maintenance and repair of decoders;

11.5 receive and respond promptly to all enquiries from the public and subscribers within the territory concerning the channel and, in particular, establish and maintain telephonic customer help and support lines;

11.6 hold and maintain a computerised subscriber database capable of recording sufficient details of each subscriber, including records of the status of subscribers and prospective subscribers;

11.7 administer the subscriptions of subscribers by setting up and maintaining an infrastructure to administer contracts with subscribers and collection of subscription fees;

11.8 handle the dispatch of invoices in respect of the collection of subscription monies payable by subscribers or administer direct debits and credit card payments in respect thereof;

11.9 ensure the supply to and authorisation of subscribers, or activation of decoders in a timely and accurate manner and, in particular, enable new subscribers and disenable defaulting subscribers or those wishing to cancel their subscriptions, via the SMS over the air addressing system;

11.10 provide M-Net with written monthly feedback reports from subscribers regarding the M-Net channels;

11.11    effect direct mail shots to subscribers at M-Net's request and expense;

11.12 itself exercise or perform, and not authorise anyone else to exercise or perform any of its rights or obligations in terms of this agreement except as contemplated in 4.3; and

11.13 if a delivery failure is anticipated, notify M-Net as soon as practicable and take all steps possible to prevent the delivery failure from occurring.

12       PROGRAMMING

12.1 The programmes compromising the channel will be determined by M-Net in its sole discretion. All copyright in the M-Net signals and the broadcasts in respect of the channel shall remain vested in M-Net.

12.2 M-Net will ensure compliance with the applicable laws, regulatory codes, orders and directions issued from time to time by any competent regulatory authority in South Africa, and with relevant legislation enacted within South Africa relating to the content and/or advertising contained in the channel and it shall endeavour to do the same with regard to any other countries in which the channel is exhibited. Should M-Net become aware of the fact that they are unable to comply with applicable laws and regulations in such other countries, it shall advise MultiChoice of same as soon as practicable;

12.3 M-Net shall not be liable to MultiChoice for any breach of laws or regulations arising from the exhibition by MultiChoice of the channel in a territory in circumstances where M-Net has informed MultiChoice in writing that it is unable to comply with the laws or regulations of that territory.

12.4 MultiChoice shall not in any way add to, alter or delete any part of the programming comprising the channel and shall ensure that the channel is distributed contemporaneously and on an uninterrupted basis at all times except for encryption or by agreement.

13       RIGHTS OF THIRD PARTIES

13.1 M-Net shall use its best endeavours to ensure that the exhibition of any programming pursuant to this agreement does not infringe or exceed the rights of any third party, including without limitation, rights granted by the owner of the copyright in a programme to M-Net. Save as set out in 13.2 below, M-Net hereby indemnifies and holds MultiChoice harmless against any and all claims by third parties arising out of the unauthorised exhibition of any programme on the channel or the exhibition of programming which infringes the rights of third parties.

13.2 M-Net shall not incur any liability of any nature to MultiChoice as a result of an unauthorised exhibition of a particular programme within the territory in respect of which M-Net has informed MultiChoice in writing that it does not have the necessary rights. Should MultiChoice nevertheless exhibit the programme, MultiChoice shall indemnify M-Net against any penalty or other similar damage payable by M-Net to the owner or licensee of the rights.

13.3 MultiChoice undertakes to use its reasonable endeavours to protect the copyright of the authors of the works exhibited pursuant to this agreement and the copyright of M-Net in any broadcast and M-Net signal.

13.4 Should MultiChoice become aware of any third party infringing the rights of M-Net pursuant to the exhibition of the channel, MultiChoice will promptly inform M-Net of all the circumstances of the infringement within MultiChoice's knowledge at that time. Should M-Net decide to take legal or other action of any kind against any such party, MultiChoice shall assist M-Net in every reasonable way requested by M-Net in pursuing any such action. Each party shall however bear its own costs.

13.5 Should MultiChoice decide to take legal or other action of any kind against any party alleged to be infringing the rights of M-Net in relation to any material provided by M-Net, MultiChoice shall first seek and obtain the written consent of M-Net to such action and further shall keep M-Net fully informed of the progress of such action. M-Net shall be obliged to assist MultiChoice in every reasonable way requested by MultiChoice in pursuing any such action. Each party shall however bear its own costs.

13.6 M-Net shall be liable for the payment of all licence fees which may be due in respect of all clearances.

13.7 Each party shall notify the other forthwith upon becoming aware of piracy, (whether inside or outside the territory) and either party shall, if so requested by the other, provide all reasonable assistance to the other in taking appropriate action to prevent or combat such piracy. Each party shall however bear its own costs.

14.      MARKETING

14.1     General

14.1.1   The parties undertake to market the channel actively.

14.1.2 In performing their obligations under the terms of this agreement, each of M-Net and MultiChoice will uphold the other party's image at all times. In particular, neither party shall perform or authorise others to perform any act which can be reasonably construed as reflecting adversely upon each other.

14.1.3 If M-Net or MultiChoice undertakes any promotion of the channel, then it shall ensure that all promotional materials are prepared and distributed in accordance with guidelines to be agreed between the parties.

14.1.4. Wherever practical, M-Net campaigns shall state that the channel is exhibited by MultiChoice and mention the locations of MultiChoice offices.

14.1.5 M-Net shall provide to MultiChoice at M-Net's cost monthly listings of the programme schedules for the channel, which shall, whenever possible, be provided at least 90 (ninety) days before the start of the month in which such programmes are to be transmitted and which shall be provided in such format as MultiChoice may reasonably require from time to time. Such listings shall be as accurate as possible and M-Net shall notify MultiChoice promptly on any change being made thereto. MultiChoice may use such information in any printed or electronic media in order to market and promote the channel.

14.1.6 MultiChoice shall, in using visual material relating to the channel, observe and abide by the contractual restrictions by which M-Net is bound in respect of such material. M-Net shall advise MultiChoice of such conditions and restrictions. Should MultiChoice, having been so advised, breach such conditions, it shall indemnify M-Net against any penalty or damage which M-Net is required to pay to the owner of the material or its licensee.

14.2     Programme Guide - South Africa, Lesotho, Namibia

14.2.1 MultiChoice shall be responsible for compiling the programme guide of the channel for distribution in South Africa, Lesotho and Namibia pursuant to information to be supplied to it by M-Net on a monthly basis. Editorial control of the programming guide shall vest in MultiChoice, subject to due consultation with M-Net.

14.2.2 One programme guide per month shall be mailed by MultiChoice to each subscriber to the channel free of charge. MultiChoice shall also provide M-Net with such additional programme guides as M-Net may order from MultiChoice. MultiChoice shall be entitled to charge for such programme guides at a rate agreed upon with M-Net.

14.2.3 Sales of pages of advertising in the programme guide will be, effected by M-Net who will bear all the cost of the sales but retain * of the net proceeds of the sales of advertising as a commission or such other amount as may be agreed by the parties from time to time.

14.2.4 All costs associated with the production of the programme guide, including but not limited to transparencies, lay-out, re-production, printing, distribution and mailing, shall be borne by MultiChoice. It is recorded that M-Net is guaranteed * pages in the programming guide in its current format.

14.2.5 Should the M-Net pages in the programme guide in its current format exceed * pages per month (or pro rata in the case of smaller or larger formats), the excess M-Net pages shall be charged to M-Net at an agreed fee per page.

14.3     The Multichoice Africa Guide

14.3.1 MultiChoice shall be responsible for compiling the programme guide of the channel for distribution in Africa pursuant to information to be supplied to it by M-Net on a monthly basis.

14.3.2 All origination costs for the production of the programme guide including transparencies and reproduction costs (excluding origination costs for commercial time sales) shall be borne by MultiChoice.

14.3.3 All printing, distribution and mailing costs shall be borne by MultiChoice.

14.3.4 Sales of pages of advertising in the programme guide will be effected by M-Net who will bear all the costs of the sales but retain * of the net proceeds of the sales of advertising as a commission or such other amount as may be agreed by the parties from time to time.

14.35 Should the M-Net pages in the programme guide in its current format exceed * pages per month (or pro rata in the case or smaller or larger formats), the excess M-Net pages shall be charged to M-Net at an agreed fee per page. It is recorded that M-Net is guaranteed * pages in the programming guide in its current format.

14.4     Reference to MultiChoice in M-Net advertising material

         Whenever practical, M-Net printed advertising material will contain a reference to the fact that the channel is available through MultiChoice.

14.5     Marks and merchandising

14.5.1 M-Net acknowledges that the MultiChoice marks belong solely and exclusively to MultiChoice or are used by MultiChoice, being owned by an affiliate of MultiChoice. MultiChoice hereby grants to M-Net a licence to use the MultiChoice marks, free of charge in all media for the sole purpose of advertising and marketing the channel, such license to terminate automatically if this agreement terminates. M-Net's use of the MultiChoice marks shall be in accordance with guidelines to be agreed between the parties from time to time. All goodwill in the MultiChoice marks shall automatically vest in MultiChoice or the relevant owner, as appropriate. M-Net shall promptly make available to MultiChoice at its request copies of any promotional advertising material created or disseminated by M-Net which mentions or uses any of the MultiChoice marks.

14.5.2 MultiChoice acknowledges that the M-Net marks belong solely and exclusively to M-Net or are used by M-Net, being owned by an affiliate of M-Net. M-Net hereby grants to MultiChoice a licence to use the M-Net marks, free of charge in all media for the sole purpose of advertising and marketing the channel, such licence to terminate automatically if this agreement terminates. MultiChoice's use of the M-Net marks shall be in accordance with guidelines to be agreed between the parties from time to time. All goodwill in the M-Net marks shall automatically vest in M-Net or the relevant owner, as appropriate. MultiChoice shall promptly makes available to M-Net at its request copies of any promotional advertising material created or disseminated by MultiChoice which mentions or uses any of the M-Net marks.

15.      WARRANTIES AND UNDERTAKINGS

15.1     M-Net hereby represents, warrants and undertakes that it -

15.1.1 has the legal power and authority to enter into and fully perform all of its obligations under this agreement, and is not and will not enter into any agreement which may preclude it from fully observing and performing this agreement;

15.1.2 has or will secure prior to delivery of the M-Net signals all clearances necessary to enable MultiChoice to exercise in accordance with this agreement the rights granted to MultiChoice hereunder without incurring obligations or liabilities to anyone save as provided for in this agreement, and in particular, M-Net will at all times hold and comply with the terms of the clearances and will not do nor permit anything to be done nor omit to do anything which might cause any such clearances to be suspended or revoked;

15.1.3 shall retain possession of copies of its transmissions of the channel for one month or such longer period and in such form as is required to be retained by all applicable regulations or legislation in South Africa and shall at the request of MultiChoice provide (free of charge) a copy of any such part of the transmissions of the channel to the relevant regulatory authority or agency;

15.1.4 Shall maintain the current standards of quality, presentation, style and character of the channel.

15.2     MultiChoice hereby represents, warrants and undertakes that it -

15.2.1 has the legal power and authority to enter into and fully perform all of its obligations under this agreement and is not and will not enter into any agreement which may preclude it from fully observing and performing this agreement;

15.2.2 has or will secure prior to the delivery of the M-Net signal any permission or authority required for the distribution of the channel to and within the territory and, in particular, MultiChoice will at all times hold and comply with the terms of such permissions and authorities and will not do nor permit anything to be done nor omit to do anything which might cause any such permission or authority to be suspended or revoked.

16       INDEMNITY

16.1 The parties hereby indemnify each other and hold each other harmless against all liabilities, claims, costs, damages and expenses (including, without limitation, reasonable legal costs) -

16.1.1 arising out of any breach by the other of them of any representation, warranty, undertaking or obligation contained in this agreement;

16.1.2 reasonably and properly incurred pursuant to a claim by a third party arising out of any breach by the other of any representation, warranty, undertaking or obligation contained in this agreement.

16.2 If either party wishes to assert a right to be indemnified for claims by third parties as set forth in this clause, it shall -

16.2.1 promptly notify the other of the claim or legal proceeding which gives rise to such right as soon as reasonably practicable upon becoming aware of the same;

16.2.2 afford the other the opportunity to participate in and fully control any compromise, settlement or other resolution or disposition of such claim or proceedings (subject to being fully indemnified by that other party); and

16.2.3 co-operate fully with any reasonable request of the other party in respect of the third party claim, but the other party shall pay the costs of the participation in and control of any compromise, settlement or resolution or other disposition of such claim or proceeding.

16.3 The indemnity set out in this clause shall cease to have any force or effect upon termination of this agreement, except for any antecedent breach by any of the parties.

PART II - GENERAL

17       CESSION

         Neither party is entitled to cede its right and/or delegate its obligations in terms of this agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

18.      FORCE MAJEURE

18.1 A party shall not be liable for any loss suffered by the other party arising out of delay in or prevention of performance of the party's obligations due to any cause, the adverse effects of which the party could not and cannot reasonably and practically avoid in the ordinary conduct of that party's business, including without limitation, as a result of the failure of the satellites for any reason whatsoever.

18.2 The party whose performance is delayed or prevented shall immediately give notice in writing to the other party.

18.3 If a party's performance is delayed be reason of a cause envisaged in 18.1, the party shall be entitled to a reasonable extension for performance not exceeding 30 (thirty) days. If performance is or will be delayed for longer than this period, the performance shall be regarded as having been prevented.

18.4     If a party's performance is prevented by such a cause, the party shall

18.4.1 If the obligation or obligations of which performance is prevented are not material, make such financial adjustment between them as may be equitable;

18.4.2 if the obligation or obligations of which performance is prevented are material, endeavour in good faith to agree on an alternative basis for achieving the objects of this agreement. If agreement on an alternative basis is not reached this agreement shall terminate and each party shall retain the other's performance to the extent performance has taken place.

19       CONFIDENTIALITY

19.1 The parties acknowledge that any information supplied in connection with this agreement or in connection with each other's technical, industrial or business affairs which has or may in any way whatsoever be transferred or come into the possession or knowledge or any other of them ("the receiving party") may consist of confidential or proprietary data, disclosure of which to or use by third parties might be damaging to the party concerned.

19.2 The receiving party therefore agrees to hold such material and information in the strictest confidence, to prevent any copying thereof by whatever means and not to make use thereof other than for the purposes of this agreement and to release it only to such properly authorised directors, employees or third parties requiring such information for the purposes of this agreement and agrees not to release or disclose it to any other party who has not signed an agreement expressly binding himself not to use or disclose it other than for the purposes of this agreement.

19.3 The undertakings and obligations contained in this clause 19 do not apply to information which

19.3.1 is publicly available at the date of disclosure or thereafter becomes publicly available from sources other than the parties;

19.3.2 the receiving party demonstrates was already in its possession prior to its receipt by or disclosure to such receiving party;

19.3.3   is required by law or any regulatory authority to be disclosed;

19.3.4 after being disclosed to the receiving party is disclosed by any other person to the receiving party otherwise than in breach of any obligation of confidentiality.

19.4 The parties shall take such precautions as may be necessary to maintain the secrecy and confidentiality of such material and information in respect of its directors, employees, agents and/or directors or employees or agents of any assignee, sub-contractor or distributor or any other person to whom any such confidential or proprietary data may have been or will be disclosed.

19.5 Save as may be required by law or any regulatory authority, no announcement or publicity of the existence of this agreement or its content or the transaction embodies in this agreement shall be made or issued by or on behalf of any party without the prior written agreement of all the parties.

20       DETERMINATION

20.1     Should any dispute arise between the parties in connection with

20.1.1   the formation or existence of:

20.1.2   the implementation of;

20.1.3   the interpretation or application of the provision of;

20.1.4 the parties' respective rights and obligations in terms of or arising out of, or the breach or termination of;

20.1.5   the determination of any amount payable by either party in terms of;

20.1.6 the validity, enforceability, rectification, termination or cancellation, whether in whole or in part of; or

20.1.7   any document furnished by the parties pursuant to the provisions of;

         this agreement or which relates in any way to any matter affecting the interests of the parties in terms of this agreement, that dispute shall be referred to the managing directors of MultiChoice and M-Net ("the adjudicators") for a decision.

20.2 Any decision of the adjudicators on the issue referred to them shall be deemed to be a decision of the parties in terms of this agreement and shall be given effect to accordingly.

20.3 If the adjudicators fail to reach a unanimous decision on a material issue referred to them within 30 (thirty) days of it being submitted to them, either party will be entitled to cancel this agreement upon 6
         (six) months prior written notice to such effect being given to the other, provided that the established interpretation or application of the agreement will prevail until such termination.

20.4 Any party to this agreement may demand that a dispute be determined in terms of this clause by written notice given to the other party.

20.5 This clause shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the adjudicators.

20.6     The provisions of this clause

20.6.1 constitute an irrevocable consent while the parties to any proceedings in terms hereof and no party shall be entitled to withdraw therefrom or claim at any such proceedings that it is not bound by such provisions;

20.6.2 are severable from the rest of this agreement and shall remain in effect despite the termination or invalidity for any reason of this agreement.

21       BREACH

21.1     Should any party -

21.1.1 commit a material breach of any of the terms and/or conditions of this agreement which is incapable of remedy; or

21.1.2 commit a material breach of any of its obligations under this agreement which is capable of remedy and which it does not remedy within 15 (fifteen) days of receipt of written notice to do so (or such longer period as may be reasonable in the circumstances); or

21.1.3 be wound-up, dissolved or re-organised (otherwise than while solvent and for the purpose of a bona fide reconstruction or amalgamation); or

21.1.4 cease to carry on business or suffer any execution or attachment over a material part of its assets; or

21.1.5 be liquidated or placed under judicial management (whether provisional or final); or

21.1.6 commit any act of Insolvency as if it were a natural person as envisaged in the Insolvency Act, 1936; or

21.1.7   have its business sold or disposed of; or

21.1.8   suspends or threatens to suspend its operations,

         the other party ("the innocent party"), shall, notwithstanding any other provision contained in this agreement, be entitled to either

21.1.9.  claim immediate specific performance; or

21.1.9   cancel this agreement and claim damages,

         without prejudice to any other remedy which the innocent party may have in terms of this agreement or in law.

21.2 Should the standards of quality, presentation, style and character of the channel change substantially during the course of this agreement as demonstrated by consistent market research, MultiChoice shall be entitled to give notice to M-Net requiring the current standard to be restored. That request shall be considered at two successive quarterly channel review meetings held by the parties and should the current standard not be restored to the satisfaction of MultiChoice within 90 days after the second channel review meeting, MultiChoice shall be entitled to terminate this agreement.

21.3 Within 20 (twenty) days of termination of this agreement (howsoever occasioned), -

21.3.1 M-Net shall, at the direction of MultiChoice, either destroy or return to MultiChoice all materials furnished to it under this agreement and in its possession or under its control and M-Net shall certify in writing to MultiChoice that MultiChoice's direction has been complied with;

21.3.2 MultiChoice, shall at the direction of M-Net, either destroy or return to M-Net all materials furnished to it under this agreement and in its possession or under its control and MultiChoice shall certify in writing to M-Net that M-Net's direction has been complied with.

21.4 Upon termination of this agreement for whatever reason, MultiChoice shall at the expiry of 3 (three) months after the termination, disenable subscribers from receiving and decrypting the M-Net signals whereafter subscribers shall cease to be entitled to receive and decrypt the channel. M-Net shall, notwithstanding the termination of this agreement, be entitled to receive the consideration referred to in
         6.2 in respect of the 3 (three) month period.

22       NO PARTNERSHIP

         Nothing in this agreement shall be deemed to create any joint venture or partnership between MultiChoice and M-Net and neither such party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other.

23       NOTICES AND DOMICILIA

23.1 The parties choose as their domicilia citandi et executandi their respective addresses set out in this clause for all purposes arising out of or in connection with this agreement at which addresses all processes and notices arising out of or in connection with this agreement, its breach or termination may baldly be served upon or delivered to the parties.

23.2 For purposes of this agreement the parties' respective addresses shall be -

23.2.1 M-Net at 137 Hendrik Verwoerd Drive, Randburg (for the attention of Mr. G De Villiers);

         facsimile number (011) 789-7002,

23.2.2 MultiChoice at 75 Republic Road, Randburg, (for the attention of Mr. Hans Hawinkels);

         facsimile number (011) 789-1644,

         or at such other address of which the party concerned may notify the other in writing provided that no street address mentioned in this sub-clause shall be changed to a post office box or poste restante.

23.3 Any notice given in terms of this agreement shall be in writing and shall

23.3.1 if delivered by hand be deemed to have been duly received by the addresses on the date of delivery;

23.3.2 if posted be prepaid registered post be deemed to have been received by the addressee on the 8th (eighth) day following the date of such posting;

23.3.3 if transmitted by facsimile be deemed to have been received by the addressee on the day following the date of despatch,

         unless the contrary is proved.

23.4 Notwithstanding anything to the contrary contained or implied in this agreement, a written notice or communication actually received by one of the parties from another including by way of facsimile transmission shall be adequate written notice or communication to such party.

24       VARIATION

         No addition to or variation, consensual cancellation or novation of this agreement and no waiver of any right arising from this agreement or its breach or termination shall be of any force or effect unless reduced to writing and signed by all the parties or their duly authorised representatives.

25       RELAXATION

         No latitude, extension of time or other indulgence which may be given or allowed by either party to the other party in respect of the performance of any obligation hereunder and no delay or forbearance in the enforcement of any right of either party arising from this agreement, and no single or partial exercise of any right by either party under this agreement, shall in any circumstances by construed to be an implied consent or election by such party or operate as a waiver or a novation of or otherwise affect any of the party's rights in terms of or arising from this agreement or estop or preclude any such party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

26       WHOLE AGREEMENT

         This agreement constitutes the whole agreement between the parties as to the subject matter hereof and no agreements, representations or warranties between the parties regarding the subject matter hereof other than those set out herein are binding on the parties.

         SIGNED at                        on

         AS WITNESS:

         ________________________________ For: ELECTRONIC MEDIA, NETWORK LIMITED

         ________________________________ ______________________________________
         (Name in Block Letters)          Duly authorised

         SIGNED at                        on

         AS WITNESS:

         ________________________________ For:  MULTICHOICE AFRICA
                                                (PROPRIETARY) LIMITED

         ________________________________ ______________________________________
         (Name in Block Letters)          Duly authorised

                                                                      APPENDIX 1

                                    TERRITORY

MND REBROADCAST TERRITORY

South Africa (excluding Transkei)
Lesotho
Namibia
Transkei


MNA REBROADCAST TERRITORY


Ghana
Botswana
Nigeria
Kenya
Uganda
Zambia
Zimbabwe
Swaziland
Tanzania


MNA DTH TERRITORY

All countries in Africa excluding:  Egypt
                                    South Africa
                                    Lesotho
                                    Namibia

                                                                      APPENDIX 2

                                SUBSCRIPTION FEES

The subscription fee payable by a single unit dwelling subscriber to MultiChoice is as follows -

1.       MND:

         South Africa (excluding Transkei):
         1 June 1995 to 31 May 1996 - R73,24

         Lesotho:
         1 June 1995 to 31 May 1996 - R74,70

         Namibia:
         1 June 1995 to 31 May 1996 - N$74,00

         Transkei:
         1 June 1995 to 31 May 1996 - R73,24

2.       MNA:

         1 April 1995 to 31 March 1996 - $19.00 (excluding BBC)

         It is recorded that the above subscription fees exclude any value-added tax or other levy pursuant to 6.6.

                                                                      APPENDIX 3

         PORTION OF THE SUBSCRIPTION FEE COLLECTED ON BEHALF OF M-NET

         Based on the subscription fees described in APPENDIX 2, the portion of the subscription fee per subscriber collected on behalf of M-Net is as follows

1.       MND

         South Africa (excluding Transkei):

                  *

         Lesotho:

                  *

         Namibia:

                  *

         Transkei:

                  *

2.       MNA:

                  *

It is recorded that the above subscription fees exclude any value-added tax or other levy pursuant to 6.6.

                                                                      APPENDIX 4

                              M-NET MARKET RESEARCH

-        Framework Market Segmentation
-        Image Tracking
-        Delphi Segmentation
-        KTV Quantitative and Qualitative
-        Presenter Quantitative and Qualitative
-        M-Net Advertising Campaign Survey
-        Local Productions Qualitative and Quantitative
-        Supersport Image Tracking
-        Disconnect Survey
-        TVQ Panel

                                                                      APPENDIX 5

                         DELIVERY OF THE M-NET SIGNALS

1.       MND Signal:

         The MND signal (Video/Audio/Data) shall be handed over to MultiChoice at the input of the Telkom/Orbicom OVID ROOM (area 0/29 cable prefix).

         M-Net shall issue this signal in the form of an analogue composite video signal. The video signal shall carry data on the vertical blanking interval for sub titling and other M-Net uses. The audio feed shall be a balanced analogue audio signal comprising, one stereo pair and one single audio feed per video feed.

         The above signals shall adhere to the CCIR 624-3 report for PAL
         System 1.


2.       MNA Signal:

         The MNA signal shall be handed to MultiChoice at the input of the analogue satellite uplink room (area 28 cables prefix) managed by MultiChoice.

         M-Net shall issue this signal in the form of an analogue composite video signal. The video signal shall carry data on the vertical blanking interval for sub titling and other M-Net uses. The audio feed shall be a balanced analogue audio signal comprising two stereo pairs per videofeed.

         The above signals shall adhere to the CCIR 624-3 report for PAL System
         1.